Exhibit 99.1

Glenpointe Centre West

500 Frank W. Burr Blvd.

Teaneck, NJ 07666

FOR IMMEDIATE RELEASE

Contact: David Nelson

Vice President, Investor Relations

201-498-8840

david.nelson@cognizant.com

Press: Brian Maddox/Hannah Sloane

Financial Dynamics

212-850-5600

hannah.sloane@fd.com

Cognizant Announces Share Repurchase Program

Teaneck, N.J. – December 5, 2008 – Cognizant Technology Solutions Corporation (NASDAQ: CTSH), a leading provider of global consulting, technology and business process services, today announced that its Board of Directors, on December 3, 2008, authorized a share repurchase program of up to $50 million of the Company’s common stock over the next 12 months.

Repurchases under the program may be made through open market purchases or privately negotiated transactions in accordance with applicable federal securities laws, including Rule 10b-18. The timing of repurchases and the exact number of shares of common stock to be purchased will be determined by the Company’s management, in its discretion, and will depend upon market conditions and other factors. The program will be funded using the Company’s cash on hand and cash generated from operations. The program may be extended, suspended or discontinued at any time.

About Cognizant

Cognizant (NASDAQ: CTSH) is a leading provider of information technology, consulting and business process outsourcing services. Cognizant’s single-minded passion is to dedicate our global technology and innovation know-how, our industry expertise and worldwide resources to working together with clients to make their businesses stronger. With more than 40 global delivery centers and approximately 59,500 employees as of September 30, 2008, we combine a unique onsite/offshore delivery model infused with a distinct culture of customer satisfaction. A member of the NASDAQ-100 Index and S&P 500 Index, Cognizant is a Forbes Global 2000 company and a member of the Fortune 1000 and is ranked among the top information technology companies in BusinessWeek’s Hot Growth and Top 50 Performers listings. Visit us online at www.cognizant.com.